PRESS RELEASE FOR IMMEDIATE RELEASE

CONTACT:	Maurice Cox 402-444-1630 Jack Cassidy 212-935-8760	NASDAQ: APRO

America First Apartment Investors, Inc. Announces First Quarter Dividend and Taxable Allocations of
2005 Dividends

Omaha, Neb., February 16, 2006 – America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, today announced that its Board of Directors has declared a regular quarterly dividend in the amount of $0.25 per share, to be paid on April 30, 2006 to shareholders of record on March 31, 2006.

The Company also announced the taxable allocation of its 2005 dividends. During 2005 the Company distributed $1.00 per share in dividends. For federal income tax purposes 41% of the dividend is deemed to represent ordinary income. The remaining 59% represents a long-term capital gain. Although the Company was able to defer the majority of the capital gains resulting from the divestitures of St. Andrews at Westwood, The Retreat, and Park Trace through its use of section 1031 exchanges, a portion of the proceeds were utilized for other corporate purposes, and therefore became subject to tax as capital gains.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.